UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 31, 2005

NEWPORT INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73061 El Paseo Road, Suite 202, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

Item 8.01	Other Events.

On March 31, 2005 we sold $575,000 principal amount 12.5% convertible subordinated promissory notes to two accredited investors and issued these investors four year common stock purchase warrants to purchase an aggregate of 536,667 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act. The proceeds of these notes are being used by us for general working capital. The purchasers included Ms. Jenell Fontes, the fiancée of Cery B. Perle our CEO and President, as well Mr. Curtis Lawler, a principal shareholder of our company. Mr. Perle disclaims beneficial ownership the notes and underlying securities owned by Ms. Fontes.

The notes, which mature on March 31, 2007, pay interest on the unpaid principal amount at the rate of 12.5% per annum payable quarterly commencing with the quarter ending June 30, 2005. Interest is payable in cash or shares of our common stock valued at the average closing price for our common stock for the five trading days preceding the interest payment date. Any overdue payment of interest is then payable at the rate of 18% per annum, and interest not paid within 30 days following the end of each quarter will result in the conversion price of both the convertible subordinated promissory notes and the warrants issued in connection therewith to be reduced by 10% from the then current conversion price or exercise price, as the case may be, for each such occurrence.

The notes are convertible at the option of the holders into shares of our common stock at a conversion price of $0.375 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance of the notes, then the conversion price of the notes will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors or any securities approved by a majority of interest of the principal amount of the notes.

The common stock purchase warrants entitle the holders to purchase the shares at an exercise price of $0.375 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance of the notes described above, then the exercise price of the warrants will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors or any securities approved by a majority of interest of the principal amount of the notes. We granted the holders piggy-back registration rights covering the shares of common stock underlying the warrants.

As a result of the foregoing, the conversion price of our 8% convertible notes and the exercise prices of certain outstanding warrants have been reduced to $0.375 per share as a result of reset provisions contained in those instruments, including:

*          8% convertible notes which had a conversion price of $0.75 per share,

*          common stock purchase warrants to purchase an aggregate of 425,000 shares of our common stock which had exercise prices ranging from $0.75 to $1.25 per share that we issued as compensation in the sale of the 8% convertible notes, and

*          common stock purchase warrants to purchase an aggregate of 2,621,875 shares of our common stock which had exercise prices ranging from $0.75 to $1.25 per share that we issued to the purchasers of the 8% convertible notes.

In addition, the exercise price of common stock purchase warrants to purchase an aggregate of 562,500 shares of our common stock which initially had exercise prices ranging from $1.55 to $1.60 per share that we issued to Robinson Reed, Inc. and First Capital Holdings International, Inc. in connection with our sale of securities to those purchasers in August 2004 have been reduced to $1.49 per share.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

4.1	$275,000 principal amount 12.5% convertible subordinated promissory debenture dated March 31, 2005 issued to Jenell Fontes.
4.2	$300,000 principal amount 12.5% convertible subordinated promissory debenture dated March 31, 2005 issued to Curtis Lawler.
4.3	Common stock purchase warrant issued March 31, 2005 to purchase 256,667 shares of common stock issued to Jenell Fontes.
4.4	Common stock purchase warrant issued March 31, 2005 to purchase 280,000 shares of common stock issued to Curtis Lawler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newport International Group, Inc.

May 4, 2005	/s/ Cery B. Perle
Cery B. Perle
President, Chief Executive Officer